Exhibit 99.1

USA Technologies, Inc. Announces Nasdaq Hearing Panel Grants Extension to Regain Compliance

MALVERN, Pa. – April 18, 2019 -- USA Technologies, Inc. (NASDAQ: USAT) (the “Company”), a premier digital payment, consumer engagement and logistics service provider for the self-service retail market, today announced that it had received a letter from the Office of General Counsel of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that the Nasdaq Hearings Panel (the "Panel") has granted the Company's request for continued listing of the Company's stock on Nasdaq. The Panel granted the Company until September 9, 2019 in order to file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended June 30, 2018, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, its Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, as well as any other periodic report that would be required to be filed with the SEC prior to such date (collectively, the “Unfiled Reports”).

In addition, the Company is required to provide the Panel on May 30, 2019, June 28, 2019, July 31, 2019 and on August 15, 2019, with a written update regarding the status of the remediation and audit process. These updates would include a statement from the Company’s auditor regarding the current estimate of the time needed to complete the process and detailing any changes in scope of review or new areas of inquiry identified since the hearing or the last update, as the case may be, and a statement from the Board of Directors of the Company (the “Board”) regarding the status of training and remedial measures designed to address the corporate culture that enabled the accounting problems. The Panel may reconsider the terms of the extension following its review of these updates or based on any other relevant event, condition or circumstance that exists or may develop.

If the Company does not file the Unfiled Reports by September 9, 2019, the Panel has indicated that it will issue a final delist determination and the Company will be suspended from trading on Nasdaq.

As previously reported, the Audit Committee of the Board (the “Audit Committee”) has completed its internal investigation which focused principally on certain customer transactions entered into by the Company during fiscal years 2017 and 2018. As also previously reported, the Board determined to restate the audited financial statements for the fiscal year ended June 30, 2017, and the quarterly and year-to-date unaudited financial statements for September 30, 2017, December 31, 2017, and March 31, 2018, based upon the adjustments to the previously reported revenues proposed by the Audit Committee and its advisers. The Company is working diligently to complete and file these restated financial statements with the SEC as soon as practicable and anticipates doing so no later than September 9, 2019.

About USA Technologies, Inc.

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile® for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. Through its acquisition of Cantaloupe Systems, Inc. ("Cantaloupe"), the company also offers logistics, dynamic route scheduling, automated pre-kitting, responsive merchandising, inventory management, warehouse and accounting management solutions. Cantaloupe is a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee services.

Forward-looking Statements:

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability to complete the restatement of the affected financial statements and address any material weaknesses; the timing of completion of necessary restatements, interim reviews and audits by the Company’s independent registered public accounting firm; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the restatement of the affected financial statements and internal control matters; the costs and expenses relating to the Audit Committee’s internal investigation; the impact of the internal investigation on the Company, its management and operations; the results of pending and potential additional litigation, derivative demands, or regulatory action arising from the internal investigation and its findings, from the failure to timely file the Unfiled Reports, or from the restatement of the affected financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; the ability of the Company to regain and maintain compliance with Nasdaq’s continued listing requirements; the timing of the review by, and the conclusions of, the Company’s independent auditor regarding the investigation and its impact on the financial statements; possible default by the Company under its credit facility; the ability of the Company to remediate any material weaknesses in internal control over financial reporting; potential reputational damage that the Company may suffer as a result of the matters under investigation, or the restatement of the affected financial statements; the impact of the internal investigation, and the restatement of the affected financial statements on the value of the Company’s common and preferred stock; the ability of the Company to successfully defend itself, and the possibility of unfavorable outcomes, in the pending class action and shareholder demands for derivative action; the impact of the pending class action and shareholder demands for derivative action on the Company’s business, reputation, results of operations and financial condition; and the risk that the filing of the Unfiled Reports or the restatement of the affected financial statements will take longer than anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Contact:
Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449
or
Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com